                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)

                     Penn Engineering & Manufacturing Corp.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                Class A Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  707389102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


CUSIP No.  707389102                                         Page 1 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                 98,472
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power              175,725


                                 7) Sole Dispositive Power                 0


                                 8) Shared Dispositive Power         211,222



    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     274,197

   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)               16.1


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)

                    Penn Engineering & Manufacturing Corp.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Class A Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  707389102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


CUSIP No.  707389102                                         Page 2 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                   98,472
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                175,725


                            7) Sole Dispositive Power                   0


                            8) Shared Dispositive Power           211,222


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  274,197



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                       [   ]


   11)  Percent of Class Represented by Amount in Row (9)            16.1

   12)  Type of Reporting Person (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 6)

                    Penn Engineering & Manufacturing Corp.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Class A Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  707389102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


CUSIP No.  707389102                                         Page 3 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  22-1146430

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                United States


  Number of Shares             5) Sole Voting Power                98,472
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power             175,725


                               7) Sole Dispositive Power                0


                               8) Shared Dispositive Power        211,222


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  274,197



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                             [   ]


   11)  Percent of Class Represented by Amount in Row (9)            16.1


   12) Type of Reporting Person (See Instructions)                        BK

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1998:

(a) Amount Beneficially Owned:                                 274,197 shares

(b) Percent of Class:                                                    16.1*

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                    98,472
      (ii) shared power to vote or to direct the vote                 175,725
     (iii) sole power to dispose or to direct the disposition of            0
      (iv) shared power to dispose or to direct the disposition of    211,222

* At December 31, 1998, PNC Bank, National Association also beneficially owned in one or more accounts 482,791 shares of nonvoting common stock of the Issuer.

ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 12, 1999
         --------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         --------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President
         and Chief Financial Officer
         --------------------------------------------
         Name/Title


         February 12, 1999
         --------------------------------------------
         Date


         /s/ JAMES B. YAHNER
         --------------------------------------------
         Signature - PNC Bancorp, Inc.


         James B. Yahner, Vice President
         --------------------------------------------
         Name/Title


         February 12, 1999
         --------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         --------------------------------------------
         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President
         and Secretary
         --------------------------------------------
         Name/Title


                     AN AGREEMENT TO FILE A JOINT
                     STATEMENT WAS PREVIOUSLY FILED
                     AS EXHIBIT A TO AMENDMENT NO. 2.